Exhibit 19
INSIDER TRADING POLICY AND GUIDELINES

TABLE OF CONTENTS

1.    Overview
2.    General Information regarding Insider Trading
3.    Policy Applicable to All Directors and Employees
4.    Insider - Prohibited Trading Practices
5.    Trading Window and Closed or “Blackout” Periods
6.    Pre-approval Procedures for Insiders
7.    Other Guidelines
8.    Your Responsibility
9.    Exhibit A: Acknowledgement Form
10.    Exhibit B: WDFC Supplemental Policy on §16 Compliance Program

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1.    OVERVIEW

1.1     Purpose. This document defines the policy of WD-40 Company (“Company”) and its subsidiaries (collectively, “WDFC”) regarding trading and other transactions in the Company’s common stock, options, futures, calls, puts, warrants, debt securities, and any other rights to acquire its common stock (collectively, “Company Securities”) to help ensure compliance with applicable U.S. securities laws. Failure to comply with this policy may result in disciplinary measures being taken including, in appropriate cases, termination.

1.2     Scope and Applicability. This policy applies globally to the Company’s board of directors (“directors”) and employees of WDFC and supersedes previous policies and guidelines concerning insider trading. In the event of any conflict or inconsistency between this policy and such materials previously distributed, this policy shall govern.

For questions about this policy or its application to a particular transaction, directors and employees should contact our General Counsel, Phenix Q. Kiamilev.

2.    GENERAL INFORMATION ABOUT INSIDER TRADING

2.1     Introduction. U.S. federal securities laws generally prohibit any person who possesses material non-public information (“MNPI”) from trading securities (including the purchase or sale of stocks, options, futures, puts or calls, and the shorting of stock) on the basis of such information. These laws also prohibit the direct or indirect communication or “tipping” of any MNPI to anyone outside WDFC, or to anyone within WDFC other than on a need-to-know basis.

Since our stock is traded on the Nasdaq Global Select Market (“Nasdaq”), this policy describes U.S. laws regarding insider trading. Similar securities laws may apply in other countries. Regardless of your location, this policy applies to directors and employees located worldwide.

2.2     Penalties. Persons who violate these prohibitions are subject to potential civil damages and criminal penalties, which may include the following penalties for “willful” (i.e., intentional) violations:

•    A prison term of up to 20 years;
•    A criminal fine up to USD$5 million for individuals and USD$25 million for corporations; and
•    A civil penalty up to 3x the profit gained or loss avoided.

Trading on MNPI also poses significant risks to WDFC:

•    The Securities and Exchange Commission (“SEC”) can bring an action against us to recover civil penalties of up to the greater of USD$1 million or 3x the profit you make or loss you avoid.

•    Disclosure of even small amounts of MNPI could require us under federal securities laws to make complete disclosure regarding the matter in question before we would otherwise be obligated to do so (i.e., if the MNPI is disclosed selectively or only part of the MNPI is disclosed to the public, then we may have a duty to publicly disclose the full MNPI, which may have detrimental effects on us or 3rd parties).

•    Disclosure of MNPI could damage our competitive position, jeopardize important strategic plans, and threaten or eliminate opportunities such as acquisitions or financings.

3.    POLICY APPLIES TO ALL DIRECTORS AND EMPLOYEES

3.1     General Principles and Conditions. Illegal insider trading is generally considered to include (i) buying or selling securities while in possession of MNPI; and (ii) “tipping” or communicating MNPI to others who then trade on the basis of such information.

3.2     Definition of Material Non-Public Information or MNPI. Generally, important information about our business that has not been publicly disclosed via press releases, earnings conference calls, or filings with the SEC should be considered confidential and MNPI. Even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.

Non-public information is generally considered “material” if there is a substantial likelihood a “reasonable investor” would consider it important in a decision to buy, sell, or hold securities. Materiality of information may vary depending on the circumstances of each case and will be viewed with “20/20 hindsight.” Consequently, any appearance of impropriety should be avoided, and the particular facts of each such situation should be carefully reviewed. Examples of information generally regarded as material:

•    Financial results;
•    Projections of future financial results or other guidance (or changes to projections or guidance);
•    Major proposed or pending merger, acquisitions, investments or divestitures;
•    Significant product developments;
•    Changes in key personnel;
•    Changes in stock dividends;
•    Stock repurchases or buy-backs;
•    New equity or debt offerings or changes in ratings;
•    Cybersecurity risks and incidents;
•    Actual or threatened significant litigation or inquiry by a governmental or regulatory authority;
•    Events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements; and
•    Any other facts that might cause the Company’s financial results to be substantially affected.

3.3     Designation as an Insider. Individuals designated as an “Insider” include:

•     directors serving on the Company’s board of directors;
•    executive officers;
•    certain other officers if such officer routinely has access to MNPI;
•    Global Strategic Council (GSC) members (or successor group);
•    global finance team members: (i) whose coach is the CFO, or (ii) whose 2nd coach is the CFO and who routinely have access to MNPI; and
•    at the General Counsel’s discretion, employees who routinely have access to MNPI.

The list of insiders is maintained and updated from time to time by the General Counsel. Insiders are subjected to additional requirements in connection with insider trading compliance, see §§4.4, 5 and 6.

3.4     Pledging and Hedging Company Securities Prohibited. Directors and employees are prohibited, at all times, from engaging in certain transactions involving Company Securities, which include:

•    Buying or selling puts or calls.
•    Short sales, which refers to sales of securities that are not then owned (which are illegal for executive officers and directors).
•    Margin Accounts or Pledges. You may not purchase Company Securities on margin, borrow against any account in which Company Securities are held or pledge Company Securities as collateral for a margin loan.
•    Hedging and other forms of hedging or monetization transactions, such as collars, forward sale contracts, equity swaps, or any other financial instrument designed to hedge or offset a decrease in the market value of Company Securities.
4.    PROHIBITED TRADING PRACTICES

4.1     Trading on Inside Information Prohibited. You are prohibited from purchasing, selling or gifting Company Securities while you are in possession of MNPI about WDFC. These prohibitions apply to you and the following:

•    Your spouse, children, or relatives in the same household;
•    Anyone else who lives in your household, and any family members who do not live in your household, but whose transactions in Company Securities are directed by you or subject to your influence or control (such as parents or children who consult with you before trading);
•    Any corporation or other business entity controlled by you;
•    Any trust in which you or a family member act as trustee or have a beneficial or pecuniary interest.

“Purchase” and “sale” are defined broadly under the federal securities law.

•    “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security.

•    “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.

The size of the transaction or the amount of profit received (or loss avoided) does not have to be large to result in prosecution. The SEC may monitor smaller trades and find people violating these rules by engaging in routine market surveillance. Brokers and dealers who handle stock transactions for the Company or individuals are required by law to inform the SEC of any possible violations by people who may have inside information. The SEC aggressively investigates even small insider trading violations.

In addition, if you learn of MNPI through your service with WDFC that could be expected to affect the trading price of the securities of another company, you cannot (x) use that information to trade, directly or indirectly through others, or (y) provide that information to another person in order to trade, in the securities of that other company. Any such action will be deemed a violation of this policy.

4.2     Waiting Period Following Release of MNPI. When MNPI has been publicly disclosed, you should continue to refrain from trading in Company Securities until the information has been adequately disseminated to the public and investors have been able to absorb it.

Information will generally be considered adequately disseminated and absorbed by the marketplace after 2 full trading days have elapsed following its release.

4.3     Tipping Prohibited. You are prohibited from disclosing or “tipping” to anyone, including family members and friends, any MNPI about any company. This includes information about WDFC or information about another company you might receive and, therefore, become a “tippee” or an “insider” of that company. Also, you are prohibited from making buy, sell or hold recommendations to anyone about any company while in possession of “inside information” about that company.

4.4     Stop-Loss and Limit Orders Prohibited Outside Trading Windows for Insiders. Except under a qualified Rule 10b5-1 plan (as defined in §5.2), an Insider is prohibited from placing any “stop loss” orders or any other “limit order” that would apply to a purchase or sale of Company Securities outside of a trading window. Otherwise, it would be possible for a trade to occur during a time in which MNPI may be known to you.

4.5     Prohibitions Continue after Termination. This policy will continue to apply after the termination of your employment or service for as long as you are in possession of MNPI about WDFC.
5.    TRADING WINDOWS AND CLOSED OR “BLACKOUT” PERIODS FOR INSIDERS

Except under a qualified Rule 10b5-1 plan (defined in §5.2), Insiders will only be allowed to purchase, sell or gift Company Securities during a trading window, which generally opens 2 full trading days after the date of our public disclosure of quarterly or annual financial results and generally closes on the 14th calendar day before the end of each fiscal quarter or fiscal year end. For scheduled dates in each fiscal year, please consult the calendar of blackout periods, which is posted under the Legal Department’s Sharepoint page under Trading Compliance. From time to time, Insiders may be aware of or possess MNPI, e.g., mergers, acquisitions or dispositions, new product developments, or other MNPI, during a scheduled “open” trading window. While such material information remains non-public, Insiders are prohibited from trading and will be subject to special blackout periods when notified by the General Counsel and shall keep the existence of any special blackout period confidential.

If you are in doubt whether a trading window is open, consult with the General Counsel.

Any period outside an open trading window is a blackout period. Except as otherwise provided below, Insiders are prohibited from trading in Company Securities during blackout periods.

The prohibitions against trading during blackout periods do not apply to:

•    The surrender of stock to (or withholding of stock by) WDFC in satisfaction of any tax withholding obligation, in a manner permitted by the applicable terms of the award;
•    The sale, purchase, or gifting of Company Securities under a qualified Rule 10b5-1 plan, as discussed in §5.2;
•    The transfer of Company Securities pursuant to a domestic relations order (provided that any such transfers must be pre-cleared by the General Counsel; or
•    Trading authorized by the General Counsel under “Extenuating Circumstances,” as described in §6.2(b).

5.2     Rule 10b5-1 Plans. Automatic trading plans, also known as 10b5-1 plans, are permitted under the U.S. insider trading rules when they are adopted in good faith by an Insider during a trading window in which the Insider was not in possession of MNPI. 10b5-1 plans require a commitment regarding the quantity, pricing and timing of future purchases or sales of Company Securities and thus limit flexibility and discretion after Insiders adopt a 10b5-1 plan. Trades executed as specified by an approved 10b5-1 plan generally provide an affirmative defense or “safe harbor” to Insiders against allegations of violations of the securities laws and/or this policy even if the Insider is in possession of MNPI at the time the trade is executed. Trades executed as specified by the approved 10b5-1 plan are not subject to the pre-clearance requirement in §6 below.

a.    Once a 10b5-1 plan is adopted, an Insider may not amend (including suspend) or terminate the plan without the General Counsel’s approval. Insiders should allow at least 10 business days for review. Once a 10b5-1 plan is approved, a “cooling off” period applies in which §16 Filers are required to wait for a period of the later of (i) 90 days after the adoption of such 10b5-1 plan or (ii) 2 business days following filing of the Company’s Form 10-Q or Form 10-K for the fiscal period in which the plan was adopted, before trading under such plan. Insiders who are not §16 Filers are required to wait 30 days after plan adoption before trading under such plan.

b.    Compliance with Rule 10b5-1 remains the sole responsibility of the Insider. From time to time, the General Counsel may adopt policies about the form and terms of 10b5-1 plans, which policies may be more restrictive than SEC rules or regulations.

6.    PRE-APPROVAL PROCEDURES FOR INSIDERS AND OTHER CONSIDERATIONS

6.1     Pre-approval Procedures. Insiders, who are not in possession of MNPI and who wish to engage in any transaction involving Company Securities (including any purchase, sale, employer contributions / funds in a 401(k) account, gift, loan, contribution to a trust, or any other transfer), must first obtain approval from the Trading Compliance Committee, currently comprised of the CEO, CFO, VP of Stakeholder and Investor Engagement, and General Counsel.

Insider trading request forms are available on the Legal Department Sharepoint page under Trading Compliance. Trading requests should be submitted to InsiderTrading@wd40.com at least 2 business days before the proposed transaction(s) and within these additional timing guidelines:

•    No earlier than 2 full trading days before quarterly or annual earnings are publicly disclosed; or
•    No later than 5 full trading days before the blackout period starts.

The Trading Compliance Committee determines whether to approve or withhold approval of trading requests, and the Insider will be promptly notified of this determination.

In addition, approval may be withheld at the discretion of the General Counsel, if:

•    The General Counsel considers that the Insider may possess MNPI;
•    The transaction is proposed during a blackout period;
•    The transaction does not comply with Rule 144 or other legal requirements;
•    The §16 Filer (as defined in Exhibit B) has not met the Company’s applicable minimum stock ownership guidelines;
•    The transaction could result in adverse publicity or have a material adverse impact on trading in Company Securities or WDFC;
•    The transaction could result in liability to the Insider under the short-swing rules of §16(b);
•    Sufficient advance notice had not been given to allow preparation and review of a Form 4; or
•    Other relevant considerations cause the transaction to be inappropriate.
Approval, when given, will be only for the period specified, which is generally up to 5 trading days from date of approval. Placing buy or sell orders at a given price (or making gifts) should only be made during the approved trading period, since events could subsequently arise that could make the timing of trading or donating inappropriate. The Insider is responsible for instructing its brokerage firm to initiate the approved transaction. The Insider is also responsible for canceling any order that extends beyond the approved trading period or when the Insider comes into possession of MNPI. In addition, when purchasing Company common stock through the Company’s 401(k) plan, the Insider is responsible for ensuring that there are sufficient employer contributions / funds in the Insider’s 401(k) account to purchase Company common stock.

For §16 Filers, pre-approval obligations continue for 90 days following the end of §16 reporting status.

6.2    Other Considerations:

a.    The Buy - Sell “Trap.” When buying Company common stock, bear in mind a potential liquidity trap that you could face--you could receive approval to buy, but later be refused permission to sell it (or at least temporarily). These situations are frequently beyond the control of the Company and could lock you into an investment in the Company’s common stock for a considerable period of time.

    b.    Extenuating Circumstances. Under extenuating circumstances, you may apply to the General Counsel for prior written clearance to transact in Company Securities during a blackout period, if you are not in possession of MNPI. Extenuating circumstances include:

•    A severe financial hardship caused by a pressing financial commitment that cannot be satisfied other than by selling Company Securities;
•    A requirement under a court order (for example in a bona fide family settlement) or some other overriding legal or regulatory requirement to transfer or sell Company Securities; or
•    Other circumstances which the General Counsel deems as being exceptional in nature.

The need to satisfy tax liabilities will not ordinarily constitute an extenuating circumstance.

7.    OTHER GUIDELINES

7.1     Inquiries from Third Parties. Inquiries about WDFC from 3rd parties such as industry analysts or members of the financial or business media, that seek information about WDFC’s financial condition, operating results, or other information about Company Securities, should be directed to our CEO, CFO, Vice President of Stakeholder and Investor Engagement, or General Counsel.

7.2     Confidential Information about Other Companies. In addition to MNPI about WDFC, you may become aware of MNPI about other companies whose securities are publicly traded, such as suppliers, customers or competitors. You must handle the other company’s information according to the same rules that apply to WDFC’s MNPI because you can be liable for trading on the basis of MNPI in any publicly-traded company’s securities.

8.    YOUR RESPONSIBILITY

8.1     Summary. This document is intended to inform you of our policies prohibiting insider trading and is not intended to explain every legal restriction and consequence of trading in Company Securities. We strongly encourage you to consult with your own legal and tax advisors before engaging in any transaction involving Company Securities or the securities of companies with which we do business.

You are ultimately responsible for complying with the laws prohibiting insider trading and violating those laws can result in civil and criminal penalties (including prison) as well as great embarrassment to you and WDFC.

It is our policy to cooperate fully with the SEC and other governmental and regulatory authorities in investigating possible violations by directors and employees and others of applicable laws and regulations. If appropriate, we will assist authorities in the investigation and prosecution of persons who engage in illegal conduct.

This policy may be amended or supplemented at any time by our General Counsel.

8.2     Acknowledgement Form. Every director and/or employee may be required to sign, initially, an Acknowledgement Form (in the form attached as Exhibit A), stating that such individual has received, has read, and understands this policy and agrees to comply, and has complied, with this policy. From time to time, you may be notified when a new Acknowledgment Form must be submitted.

EXHIBIT A

ACKNOWLEDGEMENT FORM

The undersigned hereby certifies and represents to WD-40 Company that the undersigned:

-     has received, read and understands the Insider Trading Policy and Guidelines (“Policy”) and the Supplemental Policy on the §16 Compliance Program (“Supplemental Policy”) in Exhibit B of the Policy, if the undersigned is a §16 Filer (as defined therein), and

-     agrees to comply, and has complied, with the Policy (and the Supplemental Policy, if applicable) in its entirety.

Signature:

Print Name:

Title:

Date:

EXHIBIT B

WDFC SUPPLEMENTAL POLICY ON §16 COMPLIANCE PROGRAM
(“SUPPLEMENTAL POLICY”)

1.    Overview. The directors and executive officers of the Company and certain other persons (“§16 Filers”) are subject to §16 of the Securities Exchange Act of 1934 (“Exchange Act”), as amended. In addition to complying with all other policies and procedures in the Company’s Insider Trading Policy and Guidelines (“Policy”), §16 Filers must also comply with this Supplemental Policy.

§16(a) of the Exchange Act, and the related rules of the SEC, require our §16 Filers to report all transactions involving Company Securities (including warrants and other “derivative securities”) to the SEC. Generally, transactions must be reported within 2 business days after the transaction date.

§16(b) requires the Company to recover any deemed profit resulting from any sale and purchase, or purchase and sale, by a §16 Filer within a 6-month period. It makes no difference how long the shares were held or whether the §16 Filer was in possession of MNPI at the time of the trades. Moreover, under the profit calculation rules, the highest sale price will be matched with the lowest purchase price, regardless of the order in which the transactions occurred or whether there is any overall profit. If you do not immediately disgorge any such profit to the Company, you can expect to receive a demand letter or civil complaint from one or more plaintiffs’ lawyers who specialize in §16 actions. Transactions that occur for up to 6 months after you cease to be a §16 Filer may also give rise to §16(b) liability.

The §16 reporting requirement and short swing profit recovery rules extend to transactions by family members sharing a §16 Filer’s household, and transactions in which a §16 Filer is deemed to have an indirect pecuniary interest (such as transactions by trusts, corporations, or partnerships in which the §16 Filer has or shares control).

2.    Consequences of Failure to Report. The SEC’s rules require companies to list in their annual proxy statement the name of any §16 Filer who, during the preceding fiscal year, failed to file on a timely basis any of the required reports.

The consequences of filing a late report or not filing a required report can be significant:

•    You and WDFC may be the subject of adverse publicity as a result of disclosures in the proxy statement.
•    You may be subject to an SEC “cease and desist” order.
•    You may be required to pay substantial fines for each filing violation.
•    Willful failures to file can be, and occasionally have been, prosecuted as a criminal violation of the federal securities laws.

§16 Filers should note that even if a transaction is properly reported the transaction can give rise to liability under §16(b) if it can be “matched” against another transaction occurring within 6 months.

3.    Filing Responsibilities and Required Forms. Under §16, you, as a §16 Filer, are personally liable for the failure to file required reports on a timely basis. To assist §16 Filers in meeting required filing deadlines, the Legal Department will prepare and file the required §16 reports for all Company approved transactions if you have provided a power of attorney to our General Counsel and other persons designated with the authority to prepare and file on your behalf any required forms. The following forms are required to be filed under §16:

•    Form 3 must be electronically filed with the SEC within 10 calendar days after a person first becomes subject to §16. The form requires the §16 Filer to list all holdings of Company Securities.

•    Form 4 must be electronically filed with the SEC whenever there is a change in the beneficial ownership of securities, including purchases, sales, and gifts of Company Securities, acquisition of dividend equivalents and certain other employee benefit plan transactions and changes in the nature of the ownership (e.g., from direct to indirect). Forms 4 must be received by the SEC via EDGAR no later than the 2nd business day after the transaction date. The limited exception to this 2-day filing requirements is for certain transactions under Rule 10b5-1 trading plans; in these circumstances the Form 4 may be electronically filed 2 days after the §16 Filer’s receipt of notice of the transaction, which notice must occur no later than the 3rd day after the transaction date.

•    Form 5 must be electronically filed with the SEC within 45 days after the end of our fiscal year to report inheritances that occurred during the year and to report failures to file previously due reports.

Additionally, as noted above, Form 5 requires the reporting of any transactions that should have been reported during the fiscal year on a Form 3 or Form 4 but were not. §16 Filers (excluding 10% stockholders) will be required to provide the Company with a written representation at each fiscal year-end stating:

•    That you have pre-cleared all transactions during the fiscal year as required herein, and
•    If applicable, that no Form 5 is due because all holdings and transactions previously have been reported on Form 3 or Form 4 by you.

4.    Preparing and Reviewing Forms 3, 4 and 5. The Legal Department will oversee the preparation of the §16 forms if authorized under a power of attorney. For transactions that are under our control, such as RSU grants, we will endeavor to prepare the forms and obtain your review and signature in advance.
5.    Broker Transactions

For your personal transactions, and due to the 2-business day electronic filing requirement, it is essential that you respond promptly to the Legal Department, provide all information necessary for SEC reporting, and otherwise assist in completing the required forms, if you wish to obtain approval of and to proceed with any proposed transaction.

§16 Filers are required to instruct their broker who handles trades in Company common stock to:

•    Verify with our General Counsel that the proposed trade was pre-cleared by the Company in advance of entering any trading order for Company common stock;
•    Confirm that the brokerage firm’s compliance procedures have been followed in connection with all trades, including Rule 144 for trades on the Nasdaq; and
•    Report to our General Counsel the quantity and price of any trade promptly on the day of execution of the trade.

6.    Rule 144. SEC Rule 144 imposes a series of restrictions upon the sale of Company common stock by affiliates of the Company, which include our directors and executive officers. These restrictions may be summarized as follows:

•    Volume Limitations. Total sales of Company common stock by a covered individual for any 3-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the 4 calendar weeks preceding the filing of the requisite Form 144 Notice.

•    Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling officer or director can solicit or arrange for the sale order. In addition, the selling officer or board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds itself out as being willing to buy and sell Company common stock for their own account on a regular and continuous basis.

•    Notice of Proposed Sale. A notice of the sale (the Form 144 Notice) must be filed with the SEC at the time of the sale. Stockbrokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 Notice and in complying with the other requirements of Rule 144.

7.    Ultimate Responsibility is Yours. Although the Company offers to assist its §16 Filers to help them comply with the §16 rules, it remains your obligation to see that your filings are accurate and made on time, and that you have no §16(b) or Rule 10b-5 insider trading liability. The Company cannot assume any legal responsibility in this regard. Under the law, if a filing is missed, you are personally responsible, notwithstanding that the Company has undertaken to prepare a required form. Please do not hesitate to call the General Counsel if you have any questions about any proposed transaction, the §16 reporting requirements generally, or regarding any particular transaction.

8.    Restrictions on Selling Company Securities Acquired Upon the Vesting of Stock Awards – Applicable to Executive Officers. The Company’s executive officers are generally restricted from selling Company Securities acquired upon the vesting of stock awards until they are in compliance with the Company’s executive officer stock ownership guidelines.